Exhibit 3.1

CERTIFICATE OF AMENDMENT OF BYLAWS
OF MICROCHIP TECHNOLOGY INCORPORATED

The undersigned, being the Secretary of Microchip Technology Incorporated, a Delaware Corporation (the "Corporation"), hereby certifies that Section 2.9 of the Bylaws of the Corporation was amended effective June 13, 2013 by the Board of Directors of the Corporation to provide in its entirety as follows:
2.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).
Each stockholder shall have one (1) vote for every share of stock entitled to vote that is registered in his or her name on the record date for the meeting (as determined in accordance with Section 2.12 of these bylaws), except as otherwise provided herein or required by law.
All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or provided herein, all other matters shall be determined by a majority of the votes cast affirmatively or negatively; except that beginning with the annual meeting of stockholders to be held in 2014, a nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For this purpose, votes cast shall exclude abstentions, withheld notes or broker non-votes with respect to that director’s election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. For the purpose of this bylaw, a contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

By: /s/ Kim van Herk
Kim van Herk, Secretary

Dated: June 13, 2013